EXHIBIT 99.1

MEDIACO APPOINTS ANN BEEMISH
AS CHIEF FINANCIAL OFFICER

Ann C. Beemish Joins Executive Leadership Team to Continue MediaCo’s Growth and Expansion as a National Media Company and a Voice of Black Culture

New York, NY -- Thursday, November 18, 2021 - MediaCo Holding Inc. (NASDAQ: MDIA), owner of HOT 97, WBLS, and Fairway Outdoor, announced today the appointment of Ann C. Beemish to the role of Executive Vice President and Chief Financial Officer, effective immediately. Ms. Beemish is promoted to the role having previously served as MediaCo’s Senior Vice President of Finance, leading the company’s Finance and Human Resources departments.

Responsible for the financial operations and growth of MediaCo Holding and its portfolio of brands, including HOT 97, WBLS and Fairway Outdoor, Ms. Beemish will report to the company’s Chief Executive Officer, Rahsan-Rahsan Lindsay. Her appointment adds to the executive leadership team announced by MediaCo in June 2021, and will drive the company forward in the expansion of its service to Black culture and the hip hop community across the nation.

“We’re pleased to have Ann expand MediaCo’s senior management team as Chief Financial Officer,” said Rahsan-Rahsan Lindsay, MediaCo’s Chief Executive Officer. “Ann is a dynamic and strategic leader with a depth of experience and expertise, who also cares deeply about her team. These traits make her an invaluable asset as we forge ahead, leveraging our world renowned brands, driving growth, establishing new revenue streams, expanding our mission, and serving our community.”

“I'm thrilled to be a part of MediaCo’s executive leadership team,” said Ann C. Beemish, MediaCo’s newly appointed Chief Financial Officer. “I look forward to my continued collaboration with this seasoned group of industry leaders to further the growth of the Company’s marquee brand offerings.  I believe MediaCo is in a great position to provide innovative access to highly sought after, fast-growing audiences.”

Prior to joining MediaCo, Ms. Beemish served as Knotel’s Head of Global Administration and Readiness and Head of Global People Operations. She founded consultancy Huppe Beemish LLC in 2016, and served as Senior Vice President of Operational Finance and Corporate Development at Granite Broadcasting. Beemish has a proven track record of driving strategic growth through specializations in investor relations, structuring partnerships and acquisitions, raising capital, and optimizing organizational structures.

Ms. Beemish began her career as an Investment Banker at Donaldson, Lufkin & Jenrette and Merrill Lynch. She holds an MBA from New York University’s Leonard N. Stern School of Business and a bachelor’s degree from Saint John’s University.

#MEDIACO #HOT97 #WBLS

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About HOT 97: HOT 97 (WQHT 97.1FM) is the world’s first all Hip-Hop station and has held the dominant position in New York for over twenty years. HOT 97 is best known for its celebrity on air talent, such as Ebro Darden, Funk Flex, and Nessa, as well as being the world’s premier source for Hip Hop music culture, both on air and online at HOT97.com and its mobile app. Follow us on facebook.com/HOT97official, twitter.com/HOT97, instagram.com/HOT97, and youtube.com/HOT97.

About WBLS: (WBLS 107.5FM) WBLS is the #1 source for R&B music and contemporary Black culture. Known as the world's best-looking sound, this timeless brand has led the conversation in the Black community as the go-to source for news, lifestyle, advice, and Gospel since 1972. The station’s roster of world-renowned personalities include Steve Harvey, Shaila, Deja Vu, and Lenny Green, as well as legendary DJs Red Alert, Scratch, and Chuck Chillout, who bridge the gap across generations and around the world!

About MediaCo: MediaCo Holding Inc. (“MediaCo”) is a publicly listed multimedia company (NASDAQ: MDIA) that serves communities throughout the country. MediaCo owns and operates two of the top urban radio stations in New York City, HOT 97 and WBLS, as well as Fairway Outdoor, an out-of-home advertising business with over 3,500 faces throughout the Southeastern U.S. The company primarily generates revenue from advertising sales and events.

Contact: For more information on MediaCo or to inquire about press opportunities, please contact press@hot97.com.

Assets: Headshots and executive bios are available here.

MediaCo Holding Inc.

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